[Letterhead of Blank Rome LLP]
Exhibit 5.1
September 30, 2009
General Cable Corporation
4 Tesseneer Drive
Highland Heights, KY 41076
Gentlemen:
     We have acted as counsel to General Cable Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (as it may be amended or supplemented from time to time, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the contemplated issuance from time to time of up to 8,987,322 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), issuable upon conversion of the Company’s 0.875% Senior Convertible Notes due 2013 and related subsidiary guarantees (collectively, the “Notes”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
     In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the resolutions adopted by the Board of Directors of the Company; (iii) the Amended and Restated Certificate of Incorporation of the Company, as amended through the date hereof; (iv) the Amended and Restated Bylaws of the Company; (v) the Indenture governing the Notes, dated as of November 15, 2006, by and among the Company, the guarantors party thereto and U.S. Bank National Association, as trustee, as amended or supplemented from time to time thereafter (the “Indenture”); and (vi) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinion hereafter expressed.
     In rendering this opinion, we have assumed, without inquiry, (i) the due organization and valid existence of the Company; (ii) the due authorization, execution, authentication and delivery by all persons of the Registration Statement; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to the original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies; (v) the legal capacity of all natural persons and the genuineness of all signatures on the Registration Statement and all documents submitted to us; and (vi) that the books and records of the Company are maintained in accordance with proper corporate procedures.
     In making our examination of executed documents, we have assumed that the parties thereto had or will have the power, corporate or other, to enter into and perform all obligations thereunder and we have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and (except to the extent we have opined on such matters below) the validity and binding effect on such parties. In addition, we have assumed (i) the Registration Statement will have become effective and will comply and continue to comply with all applicable laws at the time any shares of Common Stock are issued as contemplated by the Registration Statement and no stop order suspending its effectiveness will have been issued and remain in effect; and (ii) that the Company will continue to be validly

September 30, 2009

existing under the laws of the State of Delaware. As to any facts material to the opinion expressed herein that we have not independently established or verified, we have relied upon, and assumed the accuracy of, statements and representations of officers and other representatives of the Company and others.
     Based on the foregoing, and subject to the qualifications, exceptions and assumptions stated herein, we are of the opinion that the 8,987,322 shares of Common Stock registered pursuant to the Registration Statement, when issued as contemplated by the Registration Statement and the Indenture, will be legally issued, fully paid and non-assessable shares of Common Stock of the Company.
     In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinion set forth herein is further limited by, subject to and based upon the qualifications and limitations contained in this paragraph. Our opinion herein reflects only the application of applicable laws of the State of Delaware that, in our experience, are normally applicable to transactions of the type contemplated by the Registration Statement. The opinion set forth herein is made as of the date hereof and is subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinion expressed herein is based upon the law in effect (and published or otherwise generally available) on the date hereof, which laws are subject to change with possible retroactive effect, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinion, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency. You have informed us that you intend to issue the Common Stock from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof.
     We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly set forth herein. This opinion letter is not a guaranty nor may one be inferred or implied.
Very truly yours,
/s/Blank Rome LLP
BLANK ROME LLP